Exhibit 10.71

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT,

LIMITED WAIVER, AND CONSENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT, LIMITED WAIVER, AND CONSENT (this “Amendment”), dated June 30, 2004, by and among LASALLE BUSINESS CREDIT, LLC, a Delaware limited liability company (“LaSalle”), with its principal office at 135 South LaSalle Street, Chicago, Illinois 60603, the financial institutions that, from time to time, become a party to the Loan Agreement (hereinafter defined) (such financial institutions, collectively, the “Lenders” and each individually, a “Lender”), LaSalle as agent for the Lenders (in such capacity, the “Agent”), and IMPCO TECHNOLOGIES, INC., a Delaware corporation, with its principal office at 16804 Gridley Place, Cerritos, California 90703 (the “Borrower”).

WHEREAS, the Borrower and LaSalle as a Lender and the Agent, are parties to a Loan and Security Agreement dated as of July 18, 2003 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed, upon satisfaction of certain conditions, to make Revolving Advances and other financial accommodations to the Borrower in the aggregate principal amount not to exceed $12,000,000;

WHEREAS, the Borrower has advised the Lenders and the Agent that as of April 30, 2004, it will not be in compliance with the financial covenant contained in Paragraph 14(v) of the Loan Agreement, due to the Borrower’s intercompany account with IMPCO Technologies Japan, KK exceeding the $500,000 limitation set forth therein (the “Financial Covenant Non-Compliance”); and

WHEREAS, the Borrower has requested that the Lenders and the Agent agree to: (a) waive the Financial Covenant Non-Compliance; (b) consent to the purchase by the Borrower of an additional 1% ownership interest in B.R.C. Societa a Responsablità Limitata, an Italian limited liability company; and (c) amend the Loan Agreement in certain respects, and the Lenders and the Agent are willing to so agree to waive the Financial Covenant Non-Compliance, consent to the proposed purchase, and amend the Loan Agreement, all on the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, the parties hereto agree as follows:

1.    Waiver.

(a)    Effective as of the Effective Date, the Lenders and the Agent hereby waive the Financial Covenant Non-Compliance.

(b)    The waiver granted herein is given solely for the specific purpose and solely in respect of compliance by the Borrower with the Financial Covenants set forth in Paragraph 14(v) of the Loan Agreement, as of April 30, 2004. Nothing contained in this Agreement constitutes a waiver by the Lenders or the Agent of any other term or provision of the Loan Agreement or the Other Documents, whether or not the Lenders or the Agent have any knowledge thereof, nor may anything contained in this Agreement be deemed a waiver by the Lenders or the Agent of any non-compliance with the terms or provisions of the Loan Agreement or the Other Agreements that may occur after the date of this Amendment.

2.    Consent. Notwithstanding anything to the contrary contained in the Loan Agreement, the Agent and the Lenders hereby consent to the BRC 1% Purchase.

3.    Amendments to Loan Agreement. Effective upon the Effective Date (as hereinafter defined), the Loan Agreement is hereby amended as follows:

(a)    The following new definitions are hereby added to Paragraph 1(a) of the Loan Agreement in alphabetical order to read as follows:

“    ‘BRC 1% Purchase’ means the purchase, on or after June 30, 2004, of 1% of the then-currently outstanding equity of BRC, on the terms and conditions set forth below:

(a)    prior to and after giving effect to such purchase, there is then no Default or Event of Default;

(b)    the total purchase price does not exceed $500,000;

(c)    no more than $100,000 of the purchase price may be paid in cash and the remainder of the purchase price shall be evidenced by a promissory note to be subordinated to the Liabilities and, if applicable, the Liens in favor of the Agent;

(d)    all of the documents evidencing the purchase and the subordination of the promissory note must be in form and substance satisfactory to the Agent; and

(e)    the terms and conditions of the purchase are otherwise satisfactory in all respects to the Agent in its reasonable business judgment.”

“    ‘U.S. Consolidated Group’ means, on a consolidated basis, Borrower and             .”

“    ‘U.S. Fixed Charge Coverage Ratio’ means and includes, with respect to any applicable fiscal period, the ratio of: (a) EBITDA for the U.S. Consolidated Group, minus non-financed Capital Expenditures made during such period by any member of the U.S. Consolidated Group, minus cash taxes actually paid during such period with respect to the U.S. Consolidated Group; to (b) the sum of: (i) scheduled principal payments of long-term debt paid or scheduled to be paid during such period by any member of the U.S. Consolidated Group, plus (ii) capitalized leases paid or scheduled to be paid during such period by any member of the U.S. Consolidated Group, plus (iii) cash interest expense of the U.S. Consolidated Group for such period, plus (iv) payments made to the Subordinated Lender, plus (v) payments made to the Bridge Loan Lenders.”

“‘U.S. Leverage Ratio’ as at the last day of any period of four (4) consecutive fiscal quarters, the ratio of: (a) Indebtedness of the U.S. Consolidated Group on such day; to (b) EBITDA for the U.S. Consolidated Group for such period.”

(b)    The definition of “Consolidated Subsidiaries” contained in Paragraph 1(a) of the Loan Agreement is hereby amended by adding, at its conclusion, the phrase “and, after the consummation of the BRC 1% Purchase and the fulfillment of all requirements under GAAP for the inclusion of BRC on the consolidated financial statements of Borrower, BRC”.

(c)    The definition of “Indebtedness” contained in Paragraph 1(a) of the Loan Agreement is hereby amended by adding, at its conclusion, the phrase “or paragraph 14(x)”.

(d)    Paragraph 1(b) of the Loan Agreement is hereby amended by inserting the phrase “and paragraph 14(x)” after the phrase “paragraph 14(p)”.

(e)    Paragraph 14(h) of the Loan Agreement is hereby amended by adding a new subsection (i)(v) immediately after the clause “Borrower shall not: (i) incur, create, assume or suffer to exist any Indebtedness other than:” to read as follows:

“(v)    Indebtedness incurred in connection with the BRC 1% Purchase;”

(f)    Paragraph 14(i) of the Loan Agreement is hereby amended by deleting the phrase “(and Borrower shall not cause BRC to become a Subsidiary)” and replacing it with the phrase “(except that Borrower may cause BRC to become a Subsidiary by virtue of the BRC 1% Purchase)” and by deleting the phrase “(other than BRC the creation as a Subsidiary is prohibited)”.

(g)    Paragraph 14(p)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“    (ii) Minimum Consolidated EBITDA. Borrower shall maintain and cause the Consolidated Group to maintain, Consolidated EBITDA for the second fiscal quarter in 2004 of $4,800,000, and Consolidated EBITDA for the third fiscal quarter in 2004 of $6,350,000, in each case, measured on a year-to-date basis. In addition, Borrower shall maintain and cause the Consolidated Group to maintain, as of the end of each fiscal quarter of Borrower, Consolidated EBITDA, of not less than the amount set forth below opposite each such fiscal quarter, with respect to the period of four (4) consecutive fiscal quarters of the Consolidated Group ending on each such fiscal quarter:

Fiscal Quarter	Minimum Consolidated EBITDA
FQ4 2004	$7,525,000
FQ1 2005	8,000,000
FQ2 2005	8,760,000
FQ3 2005	10,430,000
FQ4 2005	12,000,000
FQ1 2006	12,250,000
FQ2 2006	12,500,000
FQ3 2006	12,750,000”

(h)    Paragraph 14(p)(iii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“    (iii) Fixed Charge Coverage Ratio. Borrower shall maintain and cause the Consolidated Group to maintain, as of the end of each fiscal quarter of Borrower, a Fixed Charge Coverage Ratio, of not less than the ratio set forth below opposite each such fiscal quarter, with respect to the period of four (4) consecutive fiscal quarters of the Consolidated Group ending on each such fiscal quarter; provided, however, that all calculations used in determining the Fixed Charge Coverage Ratio for the second and third fiscal quarters in 2004 shall be measured on a year-to-date basis:

Fiscal Quarter	Fixed Charge Coverage Ratio
FQ2 2004	1.00 : 1.00
FQ3 2004	1.00 : 1.00
FQ4 2004	1.00 : 1.00
FQ1 2005	1.00 : 1.00
FQ2 2005	1.25 : 1.00
FQ3 2005	1.65 : 1.00
FQ4 2005	1.95 : 1.00
FQ1 2006	1.90 : 1.00
FQ2 2006	1.90 : 1.00
FQ3 2006	2.00 : 1.00”

(i)    Paragraph 14(p)(iv) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“        (iv) Consolidated Leverage Ratio. Borrower shall not permit or cause the Consolidated Leverage Ratio at any time during or as of the end of a fiscal quarter of Borrower to exceed the ratio set forth below opposite each such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
FQ2 2004	10.50 : 1.00
FQ3 2004	6.40 : 1.00
FQ4 2004	4.10 : 1.00
FQ1 2005	3.95 : 1.00
FQ2 2005	3.70 : 1.00
FQ3 2005	3.10 : 1.00
FQ4 2005	2.65 : 1.00
FQ1 2006	2.70 : 1.00
FQ2 2006	2.70 : 1.00
FQ3 2006	2.70 : 1.00

(j)    Paragraph 14(p)(v) of the Loan Agreement is hereby amended by adding “B.R.C. Societa a Responsablità Limitata” at the end of the list under the heading “Subsidiary” and by adding “$1,000,000” at the end of the list under the heading “Permitted Credit”.

(k)    A new Paragraph 14(x) is hereby added to the Loan Agreement to read in its entirety as follows:

    (x) Borrower shall maintain and keep in full force and effect and cause to be maintained and kept in full force and effect, each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, for the U.S. Consolidated Group and applied on a basis consistent with the financial statements of Borrower with respect to itself and its Subsidiaries delivered on or before the Closing Date to Agent:

(i)    Tangible Net Worth. Borrower shall cause the U.S. Consolidated Group to maintain, as of the end of each fiscal quarter, Tangible Net Worth of not less than the respective amount set forth below opposite each such fiscal quarter:

Fiscal Quarter	Minimum Tangible Net Worth
FQ2 2004	$15,500,000
FQ3 2004	15,500,000
FQ4 2004	16,000,000
FQ1 2005	16,500,000
FQ2 2005	16,000,000
FQ3 2005	16,500,000
FQ4 2005	17,000,000
FQ1 2006	17,500,000
FQ2 2006	17,500,000
FQ3 2006	18,000,000

(ii)     Minimum  EBITDA. Borrower shall cause the U.S. Consolidated Group to maintain EBITDA for the second fiscal quarter of Borrower in 2004 of $3,465,000, and, for the third fiscal quarter of Borrower in 2004 of $4,630,000, in each case, measured on a year-to-date basis. In addition, Borrower shall cause the U.S. Consolidated Group to maintain, as of the end of each fiscal quarter of Borrower, EBITDA, of not less than the amount set forth below opposite each such fiscal quarter, with respect to the period of four (4) consecutive fiscal quarters of Borrower ending on each such fiscal quarter:

Fiscal Quarter	Minimum EBITDA
FQ4 2004	$5,650,000
FQ1 2005	5,925,000
FQ2 2005	5,585,000
FQ3 2005	6,175,000
FQ4 2005	6,870,000
FQ1 2006	7,080,000
FQ2 2006	7,270,000
FQ3 2006	7,510,000

(iii)    U.S Fixed Charge Coverage Ratio. Borrower shall cause the U.S. Consolidated Group to maintain, as of the end of each fiscal quarter of Borrower, a U.S. Fixed Charge Coverage Ratio, of not less than the ratio set forth below opposite each such fiscal quarter, with respect to the period of four (4) consecutive fiscal quarters of Borrower ending on each such fiscal quarter; provided, however, that all calculations used in determining the U.S. Fixed Charge Coverage Ratio for the second and third fiscal quarters in 2004 shall be measured on a year-to-date basis:

Fiscal Quarter	U.S. Fixed Charge Coverage Ratio
FQ2 2004	1.10 : 1.00
FQ3 2004	1.00 : 1.00
FQ4 2004	1.00 : 1.00
FQ1 2005	1.00 : 1.00
FQ2 2005	1.00 : 1.00
FQ3 2005	1.00 : 1.00
FQ4 2005	1.10 : 1.00
FQ1 2006	1.15 : 1.00
FQ2 2006	1.20 : 1.00
FQ3 2006	1.25 : 1.00

(iv)    U.S. Leverage Ratio. Borrower shall not permit or cause the U.S. Leverage Ratio at any time during or as of the end of a fiscal quarter of Borrower to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	U.S. Leverage Ratio
FQ2 2004	18.60 : 1.00
FQ3 2004	10.25 : 1.00
FQ4 2004	5.45 : 1.00
FQ1 2005	5.35 : 1.00
FQ2 2005	5.75 : 1.00
FQ3 2005	5.20 : 1.00
FQ4 2005	4.60 : 1.00
FQ1 2006	4.50 : 1.00
FQ2 2006	4.40 : 1.00
FQ3 2006	4.20 : 1.00

(l)    Exhibit D attached to the Loan Agreement is hereby amended by inserting the phrase “and paragraph 14(x)” after the phrase “paragraph 14(p)”.

4.    Additional Reporting. Pursuant to Paragraph 11(j) of the Loan Agreement, the Agent hereby requests that the Borrower provide to the Agent, together with each of the reports required to be submitted to the Agent under Paragraphs 11(b), (c), and (e), a detailed listing of the Borrower’s and the Consolidated Group’s year-to-date and monthly interest expense, segregated by cash interest expenses and interest expense payments in kind, and the Borrower hereby covenants to provide such additional reports.

5.    Deposit Accounts. The Borrower hereby covenants that, within twenty (20) days of the date of this Amendment, it will cause all of its cash deposit accounts to be maintained with LaSalle Bank, subject to a deposit account control agreement in form and substance satisfactory to the Agent, provided that the Borrower may maintain cash deposit accounts with other financial institutions so long as the aggregate amount of all deposits in such accounts does not exceed $50,000 at any time.

6.    Waiver, Consent, and Amendment Fee. In consideration for the accommodations granted by the Agent herein and in addition to all other fees and costs, the Borrower hereby agrees to pay to the Agent a nonrefundable fee equal to Fifty Thousand Dollars ($50,000), which fee will be fully earned, due, and payable as of the date of this Amendment (the “Amendment Fee”).

7.    Acknowledgments and Confirmations. The Borrower, the Lenders, and the Agent hereby acknowledge and confirm that as of the Effective Date: (i) all references in the Loan Agreement to “this Agreement” will be deemed to refer to the Loan Agreement, as amended by this Amendment; and (ii) all references in each of the Other Agreements to the “Loan Agreement” will be deemed to refer to the Loan Agreement, as amended by this Amendment.

8.    Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Agent, that:

(a)    Each of the representations and warranties set forth in Paragraph 13 of the Loan Agreement is true in all material respects as of the date hereof, except for changes in the ordinary course of business, that, either singly or in the aggregate, are not materially adverse to the business or financial condition of the Borrower or to the Collateral.

(b)    As of the date hereof, after giving effect to the terms of this Agreement, there exists no Default or Event of Default.

(c)    The Borrower has the power to execute, deliver, and perform this Amendment and all agreements, instruments, and documents executed in connection herewith (this Amendment and such other agreements, instruments, are documents are sometimes hereinafter referred to collectively as the “Amendment Documents”). The Borrower has taken all necessary action to authorize the execution, delivery, and performance of this Amendment and the other Amendment Documents. No consent or approval of any entity or Person (including without limitation, any shareholder of the Borrower), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right, and no consent, license, approval, authorization, or declaration of any governmental authority, bureau, or agency is required in connection with the execution, delivery, or performance by the Borrower, or the validity or enforcement, of this Amendment or the other Amendment Documents.

(d)    The execution and delivery by the Borrower of this Amendment and the other Amendment Documents and performance by it hereunder and thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau, or agency, domestic or foreign, or the certificate of incorporation or by-laws of the Borrower, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note, or indenture to which the Borrower is a party, or by which it is bound or any of its properties or assets is affected (including without limitation, the Subordinated Debt Documents), or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower, other than the Liens contemplated by this Amendment.

(e)    This Amendment and the other Amendment Documents have been duly executed and delivered by the Borrower and constitute the valid and legally binding obligation of the Borrower, enforceable in accordance with their respective terms.

9.    Conditions to Effectiveness of Amendment and Waiver. The effectiveness of the amendments, consent, and waiver contained in this Amendment, is subject to the fulfillment (to the satisfaction of the Agent and the Lenders) of the following conditions precedent (the date upon which conditions are satisfied to the satisfaction of the Agent and the Lenders, the “Effective Date”):

(a)    Each of the Borrower, the Agent, and Bison Capital Structured Equity Partners, LLC has executed this Amendment and the same has been delivered to the Agent;

(b)    The Borrower has delivered to Agent a copy of a waiver from Bison Capital Structured Equity Partners, LLC, which waiver shall be in form and substance satisfactory to the Lenders and the Agent.

(c)    The Borrower has delivered to the Agent a certificate of an Executive Officer, certifying as to resolutions of the Board of Directors of the Borrower authorizing the execution, delivery, and performance of this Amendment, all agreements, instruments, and documents executed in connection therewith and the transactions contemplated hereby and thereby.

(d)    The Borrower has executed and delivered to the Agent all agreements, instruments, and documents reasonably requested by the Agent in connection with this Amendment.

(e)    All legal matters incident to this Amendment are reasonably satisfactory to the Lenders, the Agent, and their counsel.

(f)    The Borrower has paid the Amendment Fee to the Agent.

10.    Further Assurances. The Borrower agrees that it will, from time to time, execute and/or deliver all agreements, instruments, and documents and do and perform all actions and things (all at the Borrower’s sole expense) as the Agent may reasonably request to carry out the intent and terms of this Amendment.

11.    Release of the Borrower’s Claims.

(a)    The Borrower and its legal representatives, successors, and assigns, agree to and hereby do RELEASE, ACQUIT, and FOREVER DISCHARGE, the Lenders and the Agent (including without limitation, all affiliated entities, divisions, subsidiaries, direct and indirect parent corporations, and holding companies) and their respective officers, directors, shareholders, employees, trustees, substitute trustees, agents, and attorneys, past and present (the “Indemnified Lender Parties”), from all of Borrower’s Claims, as defined in Section 11(b) below.

(b)    As used in Section 11(a) above, the term “Borrower’s Claims” means any and all possible claims, disputes, obligations, demands, actions, causes of action, costs, expenses, and liabilities whatsoever, known or unknown, at law or in equity, to the extent originating on or before the date hereof, that the Borrower may now or hereafter have against the Lenders or the Agent or any of the other Indemnified Lender Parties, if any, and irrespective of whether any such Borrower’s Claims arise out of contract, tort, violation of laws or regulations, or otherwise, that arise out of, are connected with, related to, or concern in any way any of this Amendment, the Loan Agreement, or the Other Agreements (or the transactions contemplated hereby or thereby) or the Collateral, or that arise out of, are connected with, related to, or concern in any way, any action, inaction, performance, non-performance, representation, transaction, or occurrence involving or in any way related to this Amendment, the Loan Agreement, or the Other Agreements (or the transactions contemplated thereby) or the Collateral.

(c)    The Borrower intends the above release to cover, encompass, release, and extinguish, inter alia, all claims, demands, and causes of action that might otherwise be reserved by California Civil Code Section 1542 or any similar provision of New York law. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

12.    Miscellaneous.

(a)    The Borrower’s breach of any of its covenants contained in this Amendment will constitute an Event of Default.

(b)    Nothing contained in this Agreement imposes an obligation on the Lenders or the Agent to further amend the Loan Agreement or waive compliance with any other provision.

(c)    Except as set forth in this Amendment, none of the Lenders nor the Agent waive any breach of, or Default or Event of Default under, the Loan Agreement, nor any right or remedy the Lenders or the Agent may have under the Loan Agreements, the Other Agreements, or applicable law, all of which rights and remedies are expressly reserved.

(d)    Except as specifically amended in this Amendment, the Loan Agreement and the Other Agreements remain in full force and effect in accordance with their respective terms.

(e)    No modification or waiver of or with respect to any provision of this Amendment and all other agreements, instruments, and documents delivered pursuant hereto or referred to herein, nor consent to any departure by any party hereto or thereto from any of the terms or conditions hereof or thereof, will in any event be effective, unless it is in writing and signed by each party hereto, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given.

(f)    This Amendment, together with all of the other agreements, instruments, and documents referred to herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g)    Without in any way limiting Paragraph 14(r) of the Loan Agreement, the Borrower shall pay all of the Lenders’ and the Agent’s fees, costs, and expenses incurred in connection with this Amendment and the transactions contemplated hereby, including without limitation, the Lenders’ and the Agent’s legal fees and expenses incurred in connection with the preparation, negotiation, consummation, and, if required, the enforcement, of this Amendment and the other Amendment Documents.

(h)    This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)    EACH OF THE PARTIES TO THIS AMENDMENT HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT PERTAINS DIRECTLY OR INDIRECTLY TO THIS AMENDMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT OF THE BORROWER, THE AGENT, OR THE LENDERS OR THAT, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG THE BORROWER, THE AGENT, AND/OR THE LENDERS. IN NO EVENT WILL THE AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

(j)    This Amendment is governed by and must be construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above set forth.

LASALLE BUSINESS CREDIT, LLC, as a Lender and as Agent

By:	/s/ THOMAS P. BETOURNAY
Name: Title: Vice President

IMPCO TECHNOLOGIES, INC., as Borrower

By:	/s/ NICKOLAI A. GERDE
Name: Title: VP & CFO

CONSENTED TO: BISON CAPITAL STRUCTURED EQUITY PARTNERS, LLC

By:	/s/ DOUGLAS TRUSSLER
Name: Title: Executive VP